                                                                    EXHIBIT 4(b)

                                      Pruco Life Insurance Company of New Jersey
                                      213 Washington Street
                                      Newark, New Jersey 07102

                                      a stock Prudential Financial company

[PRUDENTIAL FINANCIAL LOGO]

This is an annuity contract. Subject to the provisions of the Contract, and in consideration of any Purchase Payments you make and we accept, we will make Annuity Payments starting on the Annuity Date shown on the Contract Data pages.

Please read the Contract carefully; it is a legal contract between you and Pruco Life Insurance Company of New Jersey. Expense charges applicable to the Contract are shown on the Contract Data pages. If you have a question about the Contract, or a claim, see your representative or contact the Annuity Service Center.

BENEFITS AND VALUES UNDER THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE VARIABLE INVESTMENT OPTIONS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE INVESTMENT OPTIONS. THEY ARE SUBJECT TO CHANGE BOTH UP AND DOWN AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

RIGHT TO CANCEL CONTRACT

This Contract may be returned within 10 days after you receive it. It can be mailed or delivered to either the Annuity Service Center, or the representative who sold it to you. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be canceled upon our receipt, and we will return an amount equal to the sum of
(i) the difference between Purchase Payments received (including any fees or other charges deducted from gross considerations) and the amount(s) allocated to the Allocation Options under the Contract, and (ii) the Contract Value as of the date the Contract is mailed or delivered to us or to the representative who sold it to you. Under certain circumstances, we have the right to allocate Purchase Payment(s) to the Money Market Subaccount until the expiration of the Right to Cancel period. If we so allocate Purchase Payment(s), we will refund the Purchase Payments(s), less any withdrawals, in the event of cancellation under the terms of this paragraph.

                          READ YOUR CONTRACT CAREFULLY

Signed for Pruco Life Insurance Company of New Jersey, a New Jersey Corporation.

              /s/ Clifford E. Kirsch             /s/ Vivian Banta

              Secretary                           President

    INDIVIDUAL FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE ANNUITY CONTRACT
                                NONPARTICIPATING

ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

VFLEX-2003-NY

                                TABLE OF CONTENTS

CONTRACT DATA PAGES                                                 3

DEFINITIONS                                                         4

PURCHASE PAYMENTS                                                   7

CONTRACT VALUE                                                      7

CONTRACT MAINTENANCE CHARGE                                         9

VARIABLE SEPARATE ACCOUNT                                           9

FIXED RATE ACCOUNT                                                 10

DOLLAR COST AVERAGING (DCA) FIXED RATE INVESTMENT OPTION           11

TRANSFERS                                                          12

WITHDRAWALS                                                        13

CREDIT ELECTION                                                    14

GUARANTEED MINIMUM DEATH BENEFIT                                   15

SPOUSAL CONTINUANCE                                                17

ANNUITY AND SETTLEMENT OPTIONS                                     18

BENEFICIARY                                                        19

SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS                    19

GENERAL PROVISIONS                                                 20

VALUES AND BENEFITS                                                21

ANNUITY SETTLEMENT TABLES                                          21

VFLEX-2003-NY

                                  CONTRACT DATA

OWNER:        [John Doe]       SEX: [M]      AGE AT ISSUE: [35]
JOINT OWNER:  [Mary Doe]       SEX: [F]      AGE AT ISSUE: [35]
ANNUITANT:    [John Doe]       SEX: [M]      AGE AT ISSUE: [35]
CO-ANNUITANT: [Mary Doe]       SEX: [F]      AGE AT ISSUE: [35]

CONTRACT NUMBER: [12345]                     CONTRACT DATE: [May 1, 2003]
PLAN TYPE: [Non-Qualified]                   ANNUITY DATE: [May 1, 2058]

PURCHASE PAYMENTS:

     INITIAL PURCHASE PAYMENT: [$10,000.00]

     MINIMUM SUBSEQUENT PURCHASE PAYMENT: $500. A lesser Minimum Subsequent Purchase Payment may apply to any available payroll deduction plan or other automatic purchase plan.

     ANNUAL PURCHASE PAYMENT LIMITS: The total of all Purchase Payments (net of Purchase Payments withdrawn) made into this Contract in the first Contract Year may not exceed $7,000,000. The total of all Purchase Payments (net of Purchase Payments withdrawn) made into this Contract in any Contract Year after the first Contract Year may not exceed $2,000,000. Purchase Payments of greater value may be allowed with our prior approval.

     AGGREGATE PURCHASE PAYMENT LIMIT: The total of all Purchase Payments (net of Purchase Payments withdrawn) made into this Contract may not exceed $7,000,000. Purchase Payments of greater value may be allowed with our prior approval.

BENEFICIARY:

     [As designated by Owner at Contract Date unless changed in accordance with the Contract provisions.]

INSURANCE CHARGE:

     The Insurance Charge depends on whether you have elected the Guaranteed Minimum Death Benefit ("GMDB") feature. This charge is deducted daily from the assets in each of the Subaccounts. If you do not elect the GMDB feature, your death benefit is equal to the base death benefit as described in the Guaranteed Minimum Death Benefit section of the Contract.

     [ ] You have not elected the GMDB feature. The daily rate is 0.00448376%, which is equivalent to an annual rate of 1.65%.

     [ ] You have elected the GMDB feature and the GMDB Protected Value option of the GMDB Step-Up. The daily rate is 0.00515678%, which is equivalent to an annual rate of 1.90%.

VFLEX-2003-NY
                                        3

CONTRACT MAINTENANCE CHARGE

     If your Contract Value is less than $100,000, we will charge a Contract Maintenance Charge of the lesser of $30 or 2% of the Contract Value. The charge is deducted on the Contract Anniversary and when a surrender of the Contract occurs, if the Contract Value at the time is then less than $100,000. We reserve the right to raise the Contract Value amount over which we will waive the Contract Maintenance Charge.

VARIABLE SEPARATE ACCOUNT: [The Pruco Life of New Jersey Flexible Premium Variable Annuity Account]

INTEREST RATE INVESTMENT OPTIONS:

     The following interest rate investment options are currently available. We may add other options in the future.

     DOLLAR COST AVERAGING (DCA) FIXED RATE INVESTMENT OPTION:

     MINIMUM GUARANTEED INTEREST RATE: 3%
     INITIAL INTEREST SEGMENT INTEREST RATE FOR 6 MONTH OPTION: [7%] INITIAL INTEREST SEGMENT INTEREST RATE FOR 12 MONTH OPTION: [8%]

     FIXED RATE ACCOUNT:

     MINIMUM GUARANTEED INTEREST RATE: 3%
     INITIAL INTEREST SEGMENT INTEREST RATE: [5%]
     INITIAL BASE INTEREST CREDITING RATE: [4%]
     INITIAL ADDITIONAL INTEREST CREDITING RATE: [1%]

     The Initial Interest Segment Interest Rate is the sum of the Initial Base Interest Crediting Rate and the Initial Additional Interest Crediting Rate. The Initial Additional Interest Crediting rate is credited on the portion, if any, of the Initial Purchase Payment allocated to the Fixed Rate Account. It is credited for one year from the date the initial allocation is made. It is NOT credited on subsequent Purchase Payments or transfers to the Fixed Rate Account.

     [THE INITIAL BASE INTEREST CREDITING RATE CREDITED WILL BE [0.15%] LESS THAN THE RATE THAT WOULD BE CREDITED IF THE CONTRACT DID NOT CONTAIN AN INITIAL ADDITIONAL INTEREST CREDITING RATE. THIS REDUCTION IN BASE INTEREST CREDITING RATE WILL REMAIN IN EFFECT THROUGHOUT THE ACCUMULATION PERIOD.]

ALLOCATION GUIDELINES:

     Currently, you may select any Allocation Option which is available at the time the Purchase Payment or transfer is made. Allocations to the DCA Fixed Rate Investment Option may only be made from the Initial Purchase Payment and must be at least $2,000. Allocations to any other Allocation Option must be at least 1% of the Invested Purchase Payment. Allocations made pursuant to automatic rebalancing or dollar cost averaging (not part of the DCA Program) are not subject to these limitations. We reserve the right to limit the availability of the Allocation Options, if necessary, in order to comply with federal or state law.

VFLEX-2003-NY
                                       3A

WITHDRAWALS:

     WITHDRAWAL CHARGE: The Withdrawal Charge is a percentage of the amount withdrawn that is subject to a charge, and depends on the Contract Year in which the withdrawal is made.

Contract Year                 Withdrawal Charge
-------------                 -----------------
      1                              7%
      2                              7%
      3                              7%
      4 or later                     0%

     CHARGE-FREE AMOUNT: A certain amount (the Charge-Free Amount) may be withdrawn during the Withdrawal Charge Period without incurring a Withdrawal Charge. The Withdrawal Charge Period is the maximum number of Contract Years during which a Withdrawal Charge will apply, as shown in the above table. Prior to the first Contract Anniversary, the Charge-Free Amount is equal to 10% of the initial Purchase Payment. The Charge-Free Amount available in any subsequent Contract Year during the Withdrawal Charge Period is calculated as of the immediately preceding Contract Anniversary date, and is equal to 10% of the sum of gross Purchase Payments as of that Contract Anniversary date.

     MINIMUM AMOUNT WHICH MAY BE WITHDRAWN: The minimum amount which may be withdrawn is $250. The minimum amount which may be withdrawn under a systematic withdrawal plan is $100.

     MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A
     WITHDRAWAL: The minimum Contract Value which must remain in the Contract in order to keep the Contract inforce after a withdrawal is $2,000.

CREDIT

     If you elect to receive the Credit, we will add a Credit Amount to your Contract Value. The Credit Amount is equal to 1% of the Contract Value on the applicable Credit Date.

     If you elect to receive the Credit at your First Credit Date, we will make this same offer again prior to your Second Credit Date. IF YOU DO NOT ELECT TO RECEIVE THE CREDIT AT THE FIRST CREDIT DATE, WE WILL NOT MAKE THIS OFFER AGAIN, AND ANY SUBSEQUENT CREDIT OFFERS WILL NOT BE AVAILABLE TO YOU.

     FIRST CREDIT DATE: Third Contract Anniversary
     SECOND CREDIT DATE: Sixth Contract Anniversary

     CREDIT ELECTION WITHDRAWAL CHARGE: A percentage of the amount withdrawn after a Credit Date that is subject to a charge, and depends on the number of Contract years that have elapsed since the most recent Credit Date.

Contract Years Since Credit Date           Credit Election Withdrawal Charge
--------------------------------           ---------------------------------
              0                                          7%
              1                                          7%
              2                                          7%
              3                                          0%

The Credit is not available if the Annuitant or Co-Annuitant is age 81 or older on the Contract Date, or if your Contract has been continued under the "Spousal Continuance" provision.

VFLEX-2003-NY
                                       3B

TRANSFERS:

     NUMBER OF TRANSFERS PERMITTED: You will always be allowed at least 12 transfers among Allocation Options in a Contract Year. We may allow more transfers. If we do so, we will notify you in writing.

     TRANSFER CHARGE: The Maximum Transfer Charge for each transfer after the first 12 in a Contract Year is $25. Transfer Charges are taken pro-rata from the Allocation Options from which the transfer is made. Transfers made due to automatic rebalancing and dollar cost-averaging (whether or not part of a DCA Program) will not be counted for purposes of the Transfer Charge.

     MINIMUM AMOUNT TO BE TRANSFERRED: Subject to the restrictions contained in the Contract on transfers, the minimum transfer amount is $250 or your entire interest in any Allocation Option, if less. This requirement is waived if the transfer is pursuant to automatic rebalancing. The minimum monthly transfer amount for amounts transferred pursuant to the dollar cost averaging feature or from the DCA Fixed Rate Investment Option under a DCA Program is $100.

ENDORSEMENTS:

     [Individual Retirement Annuity Endorsement]

ANNUITY SERVICE CENTER:

     [Annuity Service Center
     P.O. Box 7960
     Philadelphia, PA 19101
     1-888-PRU-2888]

VFLEX-2003-NY
                                       3C

                                   DEFINITIONS

ACCUMULATION PERIOD: The period from, and including, the Contract Date to, but excluding, the Annuity Date.

ADDITIONAL INTEREST CREDITING RATE: A rate of interest credited to any portion of the Initial Purchase Payment allocated to the Fixed Rate Account. The Additional Interest Crediting Rate will only be credited for one year from the date the allocation is made. The Additional Interest Crediting Rate will not apply to subsequent Purchase Payments or to amounts transferred to the Fixed Rate Account from any other Allocation Option.

ADJUSTED CONTRACT VALUE: The Contract Value as of the Annuity Date, less any applicable charges for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive. The applicable Annuity Table is applied to this amount to determine the initial Annuity Payment.

ALLOCATION OPTIONS: Those investment options available under the Contract as of any given time to which Contract Value may be allocated.

ANNUITANT: The person named on the first page upon whose continuation of life any Annuity Payment involving life contingencies depends. You may only change the Annuitant with our prior approval. If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant, if the requirements for changing the Annuity Date are met (see definition of Annuity
Date). If there is no surviving or eligible Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You then have 60 days from the date we receive due proof of death of the Annuitant or Co-Annuitant to name a new Annuitant. If no new Annuitant is named during that 60-day period, the Owner will remain the Annuitant.

ANNUITY DATE: The date the first Annuity or Settlement Payment to the Payee is due. The Annuity Date is shown on the original Contract Data pages. You may change the Annuity Date only with our permission. Any such changed Annuity Date must be earlier than the date shown on the Contract Data pages, cannot precede the first Contract Anniversary, and must be consistent with applicable law at the time. If there is a new Annuitant due to the death of the Annuitant or the assignment of the Contract, and the new Annuitant is older than the prior Annuitant, the Annuity Date will be based on the age of the new Annuitant; however any such changed Annuity Date must be earlier than the date shown on the Contract Data pages, cannot be later than the Contract Anniversary next following the new Annuitant's 90th birthday, or, if later, the tenth Contract Anniversary and must be consistent with applicable law at the time. The maximum annuity age is the later of age 90 or the tenth Contract Anniversary.

ANNUITY OR SETTLEMENT PAYMENTS: The series of payments made to you or any named payee after the Annuity Date as described under the Annuity or Settlement Option selected.

ANNUITY PERIOD: The period of time, beginning on the Annuity Date, during which Annuity or Settlement Payments are made.

ANNUITY SERVICE CENTER: The office indicated on the Contract Data pages to which notices, requests and Purchase Payments must be sent. The Annuity Service Center address may be changed at any time. You will be notified in advance and in writing of any change in address.

BASE INTEREST CREDITING RATE: A rate of interest credited to amounts allocated or transferred to the Fixed Rate Account. The Base Interest Crediting Rate will be declared on or before the date on which allocations or transfers are made.

BENEFICIARY: The person(s) or entity(ies) who has the right to receive the death benefit upon the death of the first to die of the Owner or Joint Owner. The Owner must be the primary Beneficiary of the Joint Owner, and the Joint Owner must be the primary Beneficiary of the Owner.

BUSINESS DAY: Any day the New York Stock Exchange and the Company are open for business.

CHARGE-FREE AMOUNT: The Charge-Free Amount is a portion of the Contract Value that may be withdrawn without incurring a Withdrawal Change.

CO-ANNUITANT: The person shown on the Contract Data pages who becomes the Annuitant upon the death of the Annuitant before the Annuity Date. No Co-Annuitant may be designated if the Owner is a non-natural person.

COMPANY: Pruco Life Insurance Company of New Jersey, a New Jersey corporation.

VFLEX-2003-NY
                                        4

CONTRACT ANNIVERSARY: The same day and month as the Contract Date in each later year.

CONTRACT DATE: The date shown on the Contract Data pages on which the first Contract Year begins.

CONTRACT SURRENDER VALUE: The Contract Value less any applicable Withdrawal Charge, Credit Election Withdrawal Charge, Contract Maintenance Charge, charge for any optional benefit added by endorsement, or charge for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive.

CONTRACT VALUE: The dollar value as of any Business Day prior to the Annuity Date of all amounts accumulated under this Contract.

CONTRACT YEAR: A year which starts on the Contract Date or on a Contract Anniversary.

CREDIT: An amount we add to your Contract Value if you elect to receive a Credit.

CREDIT ELECTION: Your election to have a Credit amount added to your Contract Value in accordance with the "Credit" provision of this Contract. At least 30 calendar days prior to the applicable Credit Date, we will notify you of your option to make a Credit Election. In order to have the Credit amount added to your Contract Value, we must receive your Credit Election in Good Order no later than the applicable Credit Date.

DOLLAR COST AVERAGING (DCA) FIXED RATE INVESTMENT OPTION: A portion of the General Account into which you may allocate all or part of the Initial Purchase Payment. It does not share in the investment experience of any Subaccount of the Variable Separate Account.

DOLLAR COST AVERAGING (DCA) INTEREST SEGMENT: A DCA Interest Segment is a portion of the DCA Option that is created if you allocate all or part of the Initial Purchase Payment to the DCA Option.

DOLLAR COST AVERAGING (DCA) PROGRAM: A DCA Program permits you to allocate all or part of the Initial Purchase Payment to the DCA Option and automatically transfer amounts on a monthly basis from the DCA Option to selected Allocation Options for a given period of time.

DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, and/or any other proof of death satisfactory to us.

EARNINGS: The excess of the Contract Value over the sum of all Purchase Payments made and not yet withdrawn.

FIXED RATE ACCOUNT: A portion of the General Account into which you may allocate Invested Purchase Payments or transfer Contract Value. It does not share in the investment experience of any Subaccount of the Variable Separate Account. The Fixed Rate Account is only available during the Accumulation Period.

GENERAL ACCOUNT: Our general investment account which contains all of our assets with the exception of the Variable Separate Account and other segregated asset accounts.

GOOD ORDER: Any instruction received at the Annuity Service Center, utilizing such forms, signatures and datings as we require, that is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. We will notify you if an instruction is not in Good Order.

INTEREST RATE INVESTMENT OPTIONS: Those interest rate option(s) available under the Contract as of any given time. Interest Rate Investment Option(s) as of the Contract Date are shown on the Contract Data pages.

INTEREST SEGMENT INTEREST RATE: The rate at which interest is credited to a One-Year Interest Segment under the Fixed Rate Account. It is equal to the sum of the Base Interest Crediting Rate and any applicable Additional Interest Crediting Rate.

INVESTED PURCHASE PAYMENTS: The balance of each Purchase Payment after we make any applicable deduction for charges for any type of tax (or component thereof) measured by or based upon the amount of the Purchase Payment we receive.

VFLEX-2003-NY
                                        5

JOINT OWNER: The person, if named on the Contract Data pages as the Joint Owner, who shares ownership rights with the Owner, as defined under this Contract, and has the right to receive a death benefit upon the death of the Owner. You may add, change, or remove a Joint Owner, subject to our rules. The Contract may never have more than one Joint Owner. No Joint Owner is allowed for IRAs or other tax-qualified contracts. Unmarried persons who wish to own the Contract jointly should consult with their tax advisor.

OWNER: The person or entity named on the Contract Data pages who has ownership rights as defined under the Contract provided that, if a Joint Owner is named, the Owner shares ownership rights with the Joint Owner, as defined under this Contract, and has the right to receive a death benefit upon the death of the Joint Owner. You may change the Owner subject to our rules. Any change of an Owner will take effect on the date the change request form is signed, provided we receive such request in Good Order.

PAYEE: The person who has a right to receive Annuity or Settlement Payments under the Annuity and Settlement Options provision of this Contract. The Payee can be designated as revocable or irrevocable at your discretion. If you do not designate a Payee at least 5 Business Days before the Annuity Date, the Owner will become the Payee.

PURCHASE PAYMENT: A payment you make to this Contract.

SPOUSAL CONTINUANCE: A feature under the Contract that allows the surviving spouse of a deceased Owner to continue the Contract, in lieu of receiving a death benefit.

SUBACCOUNT: Variable Separate Account assets are divided in Subaccounts. Assets of each Subaccount will be invested in shares of Variable Investment Options.

VARIABLE INVESTMENT OPTION: Those investment options available under the Contact through the Subaccounts as of any given time.

VARIABLE SEPARATE ACCOUNT: A segregated asset account maintained by us to support this and certain other contracts. The segregated asset account(s) available as of the Contract Date is shown on the Contract Data pages.

WE, OUR AND US: Pruco Life Insurance Company.

WITHDRAWAL CHARGES: A charge assessed on partial or full withdrawals during the Withdrawal Charge Period. The Withdrawal Charge equals a percentage, shown on the Contract Data pages, of the amount subject to the charge.

WITHDRAWAL CHARGE PERIOD: The number of Contract Years during which Withdrawal Charges are applied to withdrawals of amounts in the Contract. The Withdrawal Charge Period is shown on the Contract Data pages.

YOU AND YOUR: The Owner of the Contract if there is no Joint Owner; if there is a Joint Owner; the Owner and Joint Owner acting jointly. If we receive written authorization from both the Owner and Joint Owner in Good Order, then, upon our consent, we will allow either to represent the entire ownership interest in the Contract, until that authorization has been revoked by either party. This Contract will treat the Owner as having contributed 100% of the Purchase Payments. Therefore, we will treat the Owner as the taxpayer with respect to all distributions made under the Contract while he or she is the Owner, whether or not a Joint Owner is also named.

VFLEX-2003-NY
                                        6

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS: The initial Purchase Payment must be paid on the Contract Date. In general, subsequent Purchase Payments may be made at any time before the Annuity Date. However, no Purchase Payments may be made on or after the sole or older of the Owner's or Joint Owner's, or Annuitant's 86th birthday. The Minimum Subsequent Purchase Payment, Annual Purchase Payment Limits and Aggregate Purchase Payment Limit are shown on the Contract Data pages.

ALLOCATION OF PURCHASE PAYMENTS: Invested Purchase Payments are allocated to one or more of the Allocation Options in accordance with your selection. The allocation of the initial Invested Purchase Payment is made in accordance with your selection made on the Contract Date. You may change the allocation of future Invested Purchase Payments at any time. If, after the Initial Purchase Payment, we receive a Purchase Payment without allocations instructions, we will allocate the corresponding Invested Purchase Payment in the same proportion as the most recent Purchase Payment you made (unless that was a Purchase Payment you directed us to allocate on a one-time only basis.) If the only previous Purchase Payment made under the Contract was the Initial Purchase Payment and any part of it had been allocated to the DCA Option, then no part of the current Purchase Payment will be allocated to the DCA Option and the proportional allocation to the other Allocation Options will be adjusted to reflect this. Assuming that all other requirements are received in Good Order, we reserve the right to allocate your initial Invested Purchase Payment to the Money Market Subaccount until we receive your allocation selection. In addition, the Company has reserved the right to allocate the initial Invested Purchase Payment to the Money Market Subaccount under the Right to Cancel Contract provision shown on the cover page of this Contract. All allocations of Invested Purchase Payments are subject to the Allocation Guidelines shown on the Contract Data pages.

Currently, you may select as many of the available Allocation Options as you wish. However, we reserve the right to limit this in the future, if necessary, in order to comply with federal or state law, subject to regulatory approval. If the Purchase Payment and forms required to issue a Contract are in Good Order, the initial Invested Purchase Payment will be credited to your Contract within two (2) Business Days after receipt at the Annuity Service Center. Additional Invested Purchase Payments will be credited to your Contract as of the Business Day they are received.

                                 CONTRACT VALUE

Your Contract Value is the total of all amounts credited to your Contract as of any Business Day as a result of your initial Invested Purchase Payment and the increases and decreases described below.

On the Contract Date, the Contract Value is equal to the initial Invested Purchase Payment. After that, the Contract Value as of any Business Day is determined by starting with the Contract Value at the end of the previous day and adjusting it for items that increase it or decrease it.

Items that increase the Contract Value are: Invested Purchase Payments, interest credited under any Interest Rate Investment Option, any Credits, positive investment performance in a Subaccount, and any Spousal Continuance adjustment.

Items that decrease the Contract Value are: withdrawals and the charges associated with them, negative investment performance in a Subaccount, the Insurance Charge, and any Contract Maintenance Charge, Transfer Charge, charge for any optional benefit added by endorsement, or charges for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive.

Investment results and interest credited under any Interest Rate Investment Option are applied daily. The Insurance Charge is deducted daily. The Contract Maintenance Charge is deducted annually as of the Contract Anniversary and upon a total withdrawal. Other charges are assessed only if the appropriate event occurs.

To determine the investment performance of a Subaccount, we use a unit of measure called an accumulation unit. Each day we determine the value of an accumulation unit for each of the Variable Investment Options. We do this by:
(1) adding up the total amount of money allocated to a specific investment option; (2) subtracting from that amount insurance charges and any other applicable charges, such as for taxes; and (3) dividing this amount by the number of outstanding accumulation units.

VFLEX-2003-NY
                                        7

When you make a Purchase Payment, we allocate the Invested Purchase Payment among the Allocation Options you have selected. If you have selected any Variable Investment Option(s), then we credit your Contract with accumulation units of the subaccount or subaccounts selected. The number of accumulation units credited to your Contract is determined by dividing the amount of the Invested Purchase Payment allocated to an investment option by the unit price of the accumulation unit for that investment option. The number of accumulation units cancelled by withdrawals or charges (other than those expressed as a percent of Contract Value) is equal to the amount of the withdrawal or charge divided by the unit price of the accumulation unit for the investment option(s) from which the withdrawal or charge is made. We calculate the unit price for each investment option after the New York Stock Exchange closes each day and then credit your Contract. The value of the accumulation units can increase, decrease, or remain the same from day to day.

The value of a Variable Investment Option equals the unit value for that option as of a particular date times the number of accumulation units allocated to that option. Amounts transferred, and Invested Purchase Payments allocated, to a Variable Investment Option increase the number of accumulation units by an amount equal to the dollar amount of the transfer or payment divided by the unit value for that option as of the effective date of the transfer or payment. Amounts withdrawn or transferred from a Variable Investment Option, and any applicable charges associated with them, decrease the number of units by an amount equal to the dollar amount of the withdrawal or transfer plus the amount of any charge associated with the transaction divided by the unit value of that option as of the effective date of the withdrawal or transfer. The Contract Maintenance Charge, any charge for any optional benefit, and any applicable federal or state taxes also decrease the number of accumulation units by an amount equal to the dollar amount of the charge or tax divided by the unit value of the option(s) as of the date the charge or tax is assessed.

The value of an Interest Rate Investment Option is equal to the sum of all Invested Purchase Payments credited to such Option, plus the sum of the interest credited to such Option and plus any amounts transferred to such Option, less a pro-rated portion of any Withdrawals and Withdrawal Charges (unless you specified the withdrawal to be taken from a specific Allocation Option), and less any transfers from such Option and any expense charges and any applicable federal or state taxes.

Withdrawal Charges are taken from the Allocation Option(s) from which the withdrawal is taken. Transfer Charges are taken pro-rata from the Allocation Options from which the transfers are being made. The Contract Maintenance Charge and any charge for any optional benefit are taken pro-rata from all of the Allocation Options in which you are invested at the time of the charge. Investment results do not change the number of accumulation units; they are reflected in the increase or decrease in the unit value.

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                           CONTRACT MAINTENANCE CHARGE

We deduct an annual Contract Maintenance Charge shown on the Contract Data pages. We determine your Contract Value as of your Contract Anniversary and make any deductions required on a pro-rata basis from all Allocation Options to which your Contact Value is allocated. If a total withdrawal is made on other than a Contract Anniversary, we will determine your Contract Value and make a deduction for the Contract Maintenance Charge the same as we would if it were a Contract Anniversary.

                            VARIABLE SEPARATE ACCOUNT

THE VARIABLE SEPARATE ACCOUNT: The Variable Separate Account is designated on the Contract Data pages. It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts. The assets of the Variable Separate Account, equal to reserves and other liabilities of your Contract and those of other owners, will not be charged with liabilities arising out of any other business we may conduct. The operation of the Variable Separate Account is subject to the laws of the state in which the Contract is delivered.

The Variable Separate Account assets are divided into Subaccounts. The assets of the Subaccount are allocated to Variable Investment Options. We may restructure, eliminate or combine Subaccounts or add to or eliminate Variable Investment Option(s). You may be permitted to transfer your Contract Value or allocate Invested Purchase Payments to the additional Subaccount(s). However, the right to make such transfers or allocations will be limited by any terms and conditions imposed to comply with federal or state law, subject to regulatory approval.

Should the shares of any Variable Investment Option(s) become unavailable for investment by the Variable Separate Account, we deem further investment in the shares inappropriate, or if required for tax reasons, we may limit further purchase of such shares or substitute shares of another Variable Investment Option for shares already purchased.

VALUATION OF ASSETS: The value of the shares held by the Subaccounts in the Variable Investment Options will be based on the net asset value of the Investment Option on each Business Day.

INSURANCE CHARGE: Each Business Day, we deduct an Insurance Charge from the Subaccounts of the Variable Separate Account. The amount of the Insurance Charge is based on whether you have elected the GMDB feature.

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                               FIXED RATE ACCOUNT

INTEREST RATES: The Initial Interest Segment Interest Rate applicable to the Fixed Rate Account on the Contract Date is shown on the Contract Data page. It is equal to the sum of the Initial Base Interest Crediting Rate and any applicable Initial Additional Interest Crediting Rate. The Initial Base Interest Crediting Rate and the Initial Additional Interest Crediting Rate are shown on the Contract Data page. We will credit interest to the portion of the initial Purchase Payment, if any, allocated to the Fixed Rate Account at the daily equivalent of these rates.

The Base Interest Crediting Rate is credited on allocations and transfers to the Fixed Rate Account. The rate will be declared when allocations or transfers are made. The declared Base Interest Crediting Rate will never be less than the Minimum Guaranteed Interest Rate for the Fixed Rate Account, as shown on the Contract Data pages.

The Additional Interest Crediting Rate is in addition to the Base Interest Crediting Rate we credit. The Additional Interest Crediting Rate is credited on any portion of the Initial Purchase Payment allocated to the Fixed Rate Account. This rate will only be credited for one year from the date such allocation is made. We reserve the right to limit the availability of the Additional Interest Crediting Rate. Transfers or allocations of subsequent Purchase Payments to the Fixed Rate Account are not eligible to receive the Additional Interest Crediting Rate.

ONE-YEAR INTEREST SEGMENT: A one-year interest segment is created whenever you allocate or transfer an amount to the Fixed Rate Account. We credit interest to the amount in each interest segment daily at a specific rate declared for that interest segment until the earliest of: 1) the date it is withdrawn; 2) the date it is transferred to another Allocation Option; 3) the maturity date of the one-year interest segment; 4) the date as of which a death benefit is determined; and 5) the Annuity Date.

TRANSFERS FROM FIXED RATE ACCOUNT: At the maturity date of a one-year interest segment, you have 30 days during which you may elect to transfer the amount in that interest segment into any other Allocation Option available on that date, other than a DCA Option. Once you have made an election, and we have received it, it may not be reversed.

Amounts that you withdraw or transfer into another Allocation Option during the 30-day period will receive interest from the maturity date to the date of withdrawal or transfer at the rate that would have applied to those amounts had you taken no action within the 30-day period. If you do not make an election to transfer within 30 days following the maturity date of the interest segment, we will transfer the amount in the interest segment on the maturity date to another one-year interest segment. Amounts that are transferred to another one-year interest segment during the 30-day period will receive the rate that is effective as of the maturity date for that interest segment.

You may only make transfers from a one-year interest segment within the 30-day period immediately following the maturity date of that interest segment. However, we reserve the right to permit transfers from a one-year interest segment prior to the maturity date of that interest segment.

TRANSFERS INTO FIXED RATE ACCOUNT: At our discretion you may make transfers from any other Allocation Option into the Fixed Rate Account. Each transfer will create a new one-year interest segment. We credit interest to the amount in each interest segment daily at a specific rate declared for that interest segment. Transfers into the Fixed Rate Account from any of the other Allocation Options will not be eligible for an Additional Interest Crediting Rate amount.

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            DOLLAR COST AVERAGING (DCA) FIXED RATE INVESTMENT OPTION

DCA PROGRAM: If a DCA Program is elected, you may allocate all or part of the Initial Purchase Payment to the DCA Fixed Rate Investment Option ("DCA Option"). The DCA Program provides for a systematic transfer of the funds allocated to the DCA Option on a monthly basis from the DCA Option to selected Allocation Options for a given number of payments. However, you may not transfer any funds to the DCA Option from the other Allocation Options.

INTEREST TO BE CREDITED: A DCA Interest Segment is a portion of the DCA Option that is created when you allocate all or part of the Initial Purchase Payment to the DCA Option. We credit interest to the amount in any DCA Interest Segment daily at the daily equivalent of a specific rate declared for that DCA Interest Segment until the earliest of: 1) the date the amount in the DCA Interest Segment is transferred out of the DCA Interest Segment; 2) the date the amount in the DCA Interest Segment is withdrawn; 3) the date as of which any death benefit payable is determined, and 4) the Annuity Date. The Initial Interest Segment Interest Rate applicable for any portion of the Initial Purchase Payment allocated to the DCA Option on the Contract Date is shown on the Contract Data pages. The Initial Interest Segment Interest Rates for a DCA Interest Segment will never be less than the Minimum Guaranteed Interest Rate for the DCA Option, as shown on the Contract Data pages.

TRANSFERS: Invested Purchase Payments allocated to the DCA Option are transferred systematically on a monthly basis to the other Allocation Options that you have specified. We will transfer the amount allocated in a series of equal payments on each transfer date such that the amount of each payment corresponds to the number of payments for the period selected for the transfers. The final transfer includes the interest credited during the period (but see below for the effect of withdrawals). The first monthly transfer from the DCA Option is made as of the date of the allocation of the Initial Purchase Payment. Subsequent transfers are made monthly on the anniversary of the first transfer. The final transfer amount includes the interest credited during the elected period. Once the initial transfer has been processed, the transfer period may not be changed. The other Allocation Options to which the transfers are being made may be changed. Transfers from the DCA Option do not count toward the maximum number of free transfers permissible under the Contract.

EFFECT OF WITHDRAWALS ON TRANSFERS: Withdrawals from the DCA Option are permitted. We will recalculate the monthly transfer amount to reflect the reduction in the DCA Option caused by the withdrawal. This recalculation may include some or all of the interest credited to the date of the next scheduled transfer. Any interest that is not included in the recalculated transfer amount will be paid with the final transfer amount, unless there is another subsequent withdrawal. Deductions of the Contract Maintenance Charge, Insurance Charge, or charges for any optional benefits are treated as withdrawals for this purpose. If a withdrawal reduces the monthly transfer amount to below $100, the remaining balance in the DCA Option will be transferred to the other Allocation Options that you had most recently selected for the DCA Program on the next scheduled transfer date. If a withdrawal request does not specify the Allocation Options from which the withdrawal is to be made, we will take the withdrawals on a pro-rata basis from all Allocation Options to which your Contract Value is then allocated. Systematic withdrawals from the DCA Option are permitted.

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                                    TRANSFERS

TRANSFERS DURING THE ACCUMULATION PERIOD: A transfer is subject to the following:

1. the maximum number of transfers which may be made, the maximum number of transfers which are not subject to a Transfer Charge and the minimum amount which may be transferred are shown on the Contract Data pages;

2. a Transfer Charge is deducted if a transfer exceeds the maximum number of free transfers. The Transfer Charge is shown on the Contract Data pages. The Transfer Charge is deducted from the amount which is transferred;

3. a transfer will be effected as of the end of the Business Day when we receive a request in Good Order;

4. we are not responsible for the consequences resulting from a transfer made in accordance with your instructions;

5. your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners or if required to do so by applicable laws or regulations. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Owners or to ensure compliance with such laws or regulations. A modification could be applied to transfers to or from one or more of the Subaccounts and could include, but not limited to:

                  a. the requirement of a minimum time period between each transfer;

                  b. not accepting a transfer request of an agent acting under a power of attorney on behalf of more than one Owner;

                  c. limiting the dollar amount that may be transferred among the Subaccounts by an Owner at any one time; or

                  d.  restricting the number of transfers per year.

No transfers are permitted after the Annuity Date.

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                                   WITHDRAWALS

WITHDRAWALS: During the Accumulation Period, you may, upon a request in Good Order, make a total or partial withdrawal of the Contract Surrender Value. You may specify the Allocation Option(s) from which a withdrawal will be taken. If you do not specify, we will take the withdrawal on a pro-rata basis from all Allocation Option(s) to which your Contract Value is allocated.

We will pay the amount of any withdrawal within 7 days of receipt of request in Good Order unless the "Suspension or Deferral of Payments or Transfers" provision is in effect. If we postpone payment of a withdrawal for more than 7 days after we receive your withdrawal request, we will pay interest. The interest will be calculated daily from the date we receive your request, at a rate not less than that specified by New York statute. No interest will be paid if the amount of interest calculated is less than $25.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Contract Data pages. The minimum Contract Value which must remain in the Contract after a partial withdrawal in order to keep the Contract inforce is shown on the Contract Data pages. If the amount of the withdrawal requested would reduce the Contract Value below this minimum, we will give you the maximum amount available that, with the Withdrawal Charge, would not reduce the Contract Value below such minimum. Special rules may apply for IRAs.

WITHDRAWAL CHARGE: A Withdrawal Charge may apply if you make a withdrawal during the Withdrawal Charge Period. The amount of the Withdrawal Charge is a percentage, shown on the Contract Data pages, of the amount withdrawn that is subject to the charge. If a withdrawal is effective on the day before a Contract Anniversary, the Withdrawal Charge percentage used will be the one as of the following Contract Anniversary. If you request a partial withdrawal, we will deduct an amount from the Contract Value that is sufficient to pay the Withdrawal Charge, and provide you the amount requested.

In determining the Withdrawal Charge, withdrawals of the Charge-Free Amount will be taken first. Withdrawals in excess of the Charge-Free Amount may be subject to a Withdrawal Charge. Once all Purchase Payments have been withdrawn, further withdrawals will be taken from any Earnings. Earnings are not subject to Withdrawal Charges.

When a withdrawal is taken from a tax-qualified Contract in order to satisfy a mandatory distribution requirement with respect to the Contract Value in this Contract, Withdrawal Charges will be waived on any amount that exceeds the Charge-Free Amount.

Withdrawal Charges will never be greater than that permitted by any applicable law or regulation.

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

                                     CREDIT

At least 30 calendar days prior to your First Credit Date shown on the Contract Data pages, we will notify you of your option to have a Credit added to your Contract Value. The Minimum Guaranteed Interest Rate stated in the Contract for any of the Fixed Rate Investment Options is not affected by whether or not you elect to receive a Credit.

If you elect to receive a Credit, it will be allocated to the Allocation Options in the same proportion as the Contract Value on the applicable Credit Date. If we do not receive a Credit Election request in Good Order by your applicable Credit Date, no Credit will be added to your Contract Value. If you do elect to receive the Credit at your First Credit Date, we will make this same offer again, at least 30 calendar days prior to your Second Credit Date.

IF YOU DO NOT ELECT TO RECEIVE THE CREDIT AT THE FIRST CREDIT DATE, WE WILL NOT MAKE THIS OFFER AGAIN AND ANY SUBSEQUENT CREDIT OFFERS WILL NOT BE AVAILABLE TO YOU.

If you elect to receive a Credit, a new Withdrawal Charge Period will begin. You will be subject to a Credit Election Withdrawal Charge (as shown on the Contract Data pages) on withdrawals you make which are subject to the charge. The Charge-Free Amount will apply to withdrawals made on or after the applicable Credit Date, and will be calculated as described in the Contract Data pages. Withdrawals which do not exceed the Charge-Free Amount will not be subject to a Credit Election Withdrawal Charge. Credits and any applicable earnings resulting from the Credits will be considered Earnings and are not subject to a Credit Election Withdrawal Charge.

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                        GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit (GMDB) is a feature providing for the option to receive an enhanced death benefit upon the death of the sole Owner or the first to die of the Owner or Joint Owner during the Accumulation Period. The GMDB feature must be elected at the time you purchase your Contract. If you elect the GMDB feature, the GMDB Protected Value option is equal to the the GMDB Step-Up. The Contract Data pages indicate whether you have elected the GMDB feature. The GMDB Protected Value is calculated daily.

GMDB STEP-UP:

IF THE SOLE OWNER OR THE OLDER OF THE OWNER AND JOINT OWNER IS LESS THAN AGE 80 ON THE CONTRACT DATE, the GMDB Step-Up before the first Contract Anniversary is the initial Invested Purchase Payment increased by subsequent Invested Purchase Payments and proportionally reduced by the effect of withdrawals. The GMDB Step-Up on each Contract Anniversary will be the greater of the previous GMDB Step-Up and the Contract Value as of such Contract Anniversary. Between Contract Anniversaries, the GMDB Step-Up will be increased by Invested Purchase Payments and reduced by the effect of withdrawals.

We stop increasing the GMDB Protected Value by any appreciation in the Contract Value on the later of: the Contract Anniversary coinciding with or next following the sole or older Owner's 80th birthday, or the 5th Contract Anniversary. However we still increase the GMDB Protected Value by subsequent Invested Purchase Payments and reduce it by the effect of withdrawals.

IF THE SOLE OWNER OR THE OLDER OF THE OWNER AND JOINT OWNER IS AGE 80 OR MORE ON THE CONTRACT DATE, the GMDB Step-Up before the third Contract Anniversary is the sum of Invested Purchase Payments, reduced by the effect of withdrawals. On the third Contract Anniversary the GMDB Step-Up will be adjusted to the greater of the then current GMDB Step-Up or the Contract Value as of that Contract Anniversary. Thereafter the GMDB Protected Value is only increased by subsequent Invested Purchase Payments and reduced by the effect of withdrawals.

Where the words "reduced by the effect of withdrawals" are used in connection with the GMDB Step-Up, withdrawals from the Contract will reduce the GMDB Protected Value in the same proportion as they reduce the Contract Value. We calculate the proportion by dividing the Contract Value after the withdrawal by the Contract Value immediately prior to the withdrawal. The resulting percentage is multiplied by the GMDB Protected Value (before the withdrawal) in determining the GMDB Protected Value.

DEATH OF FIRST TO DIE OF THE OWNER AND JOINT OWNER DURING THE ACCUMULATION
PERIOD:

If you have elected the GMDB feature, and if the Owner or Joint Owner dies before Annuity Date, upon receipt of due proof of death and any other documentation we need, the beneficiary is entitled to receive a death benefit equal to the greater of:

     (a) the Contract Value as of the date we receive due proof of death and any other documentation we need; and

     (b) the GMDB Protected Value as of the date we receive due proof of death and any other documentation we need.

If you do not elect the GMDB feature, and if the Owner or Joint Owner dies before Annuity Date, upon receipt of due proof of death and any other documentation we need, the beneficiary is entitled to receive a base death benefit equal to the greater of:

     (a) the Contract Value as of the date we receive due proof of death and any other documentation we need; and

     (b) the sum of all Invested Purchase Payments, reduced by the effect of withdrawals.

If the ownership of the Contract changes as a result of an assignment, the value of the death benefit will be reset to the Contract Value as of the date of the assignment. Such value will be treated as a Purchase Payment made on that date for purposes of computing the death benefit.

The Beneficiary may, within 60 days of providing proof of death, elect to take the death benefit under one of the death benefit payout options listed below, provided that any payout option shall not include a period certain that exceeds the life expectancy of the Beneficiary. The Beneficiary will be the sole measuring life in determining the amount of any such payout option. If no payout option is selected within the 60 days, the death benefit will be payable as a lump sum.

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

Spousal Continuance is available if: (1) there is only one Owner of the Contract and there is only one Beneficiary who is the Owner's spouse, or (2) there are an Owner and Joint Owner of the Contract and each is the other's spouse and Beneficiary under the Contract, on the date we receive due proof of the Owner's or Joint Owner's death. (See the "Spousal Continuance" provision of the Contract.)

If: (1) the spouse is not the sole primary Beneficiary of the sole Owner, or (2) the Owner and Joint Owner are not each other's spouse at the time we receive due proof of the Owner's or Joint Owner's death, the Contract will not continue, and the Beneficiary will be required to choose one of the death benefit payout options described below.

The death benefit payout options are:

Choice 1 - lump sum payment of the death benefit; or

Choice 2 - the payment of the entire death benefit within a period of 5 years from the date of death of the first to die of the Owner or Joint Owner. The entire death benefit will include any increases or losses resulting from the performance of the Allocation Options during this period. During this period the Beneficiary may: reallocate the Contract Value among the Allocation Options; name a Beneficiary to receive any remaining death benefit in the event of the Beneficiary's death; and make withdrawals from the Contract Value, in which case, any such withdrawals will not be subject to any Withdrawal Charges. However, the Beneficiary may not make any Purchase Payments to the Contract. During this 5 year period, existing charges and costs will be deducted from the death benefit as though the Contract had continued; or

Choice 3 - payment of the death benefit under an Annuity or Settlement Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the first to die of the Owner or Joint Owner.

If the Owner and Joint Owner are spouses at the death of the first to die of the Owner and Joint Owner, any portion of the death benefit not applied under Choice 3 within one year of the date of death of the survivor must be distributed within 5 years of the survivor's date of death.

If the Owner and Joint Owner are NOT spouses at the death of the first to die of the Owner and Joint Owner:

- the payout described in Choice 2 and the beginning of the distribution described in Choice 3 will be based on the date of death of the first to die of the Owner or Joint Owner, and

- any portion of the death benefit not applied under Choice 3 within one year of the date of death of the first to die must be distributed within 5 years of the date of death of the first to die.

Once a death benefit becomes payable, the Payee's interest in any Annuity Benefit under the Contract will cease.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the "Suspension or Deferral of Payments" provision is in effect.

DEATH OF ANNUITANT DURING THE ACCUMULATION PERIOD: If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant. If there is no surviving Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You have right to name a new Annuitant within 60 days. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner, a new Annuitant may not be designated, and the Annuitant will be the Owner for purposes of determining the death benefit.

DEATH OF ANNUITANT DURING THE ANNUITY PERIOD: If the Annuitant dies on or after the Annuity Date, the Settlement Option then in effect will govern whether or not we will continue to make any payments. The death of a non-Annuitant Owner or Joint Owner has no effect on the payout during the Annuity Period.

PAYMENT OF DEATH BENEFIT: We will require due proof of death and any other documentation we request in Good Order before any death benefit paid. All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

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TAX CONSIDERATIONS: There are tax rules that apply to IRA and other qualified contracts during both the Accumulation Period and Annuity Period governing distributions upon the death of the Owner. These rules are contained in provisions in the attached endorsements and supersede any other distribution rules contained in the Contract.

The preceding provisions regarding the death of the Owner are intended to satisfy the distribution at death requirements of section 72(s) of the Internal Revenue Code of 1986, as amended. We reserve the right to amend this Contract by subsequent endorsement as necessary to comply with applicable tax requirements, if any, which are subject to change from time to time. Such additional endorsements, if necessary to comply with amended tax requirements, will be mailed to you and become effective within 30 days of mailing, unless you notify us in writing, within that time frame, that you reject the endorsement.

If the Internal Revenue Service determines that the deductions for one or more benefits under this Contract, including, without limitation, the GMDB feature and any optional benefit added by endorsement, are taxable withdrawals, then the sole or surviving Owner may cancel the affected benefit(s) within 90 days after written notice from us.

                               SPOUSAL CONTINUANCE

This feature is available if, on the date we receive due proof of death in Good Order of: (1) the sole Owner, there is only one Beneficiary who is the Owner's spouse; or (2) the first to die of the Owner and Joint Owner, each is the other's spouse and primary Beneficiary under the Contract. In the case of (1) and (2) above, if the Annuitant is age 90 or less on the date we receive due proof of death, the surviving spouse will become the new sole Owner under the Contract. The surviving spouse can elect Spousal Continuance, but must do so no later than 60 days after furnishing due proof of death. If the surviving spouse does not elect Spousal Continuance within the 60-day period, the Contract will end and a lump sum death benefit will be paid.

Under Spousal Continuance, we waive any potential Withdrawal Charges applicable to Purchase Payments made prior to or after activation of Spousal Continuance.

Upon activation of Spousal Continuance, the Contract Value is adjusted to equal the amount of the death benefit to which the surviving spouse would have been entitled. The amount of the adjustment will be prorated among the Allocation Options to which your Contract Value is then allocated. The adjusted Contract Value will serve as the basis for calculating any death benefit payable upon the death of the surviving spouse.

IF YOU ELECTED THE BASE DEATH BENEFIT, then upon activation of Spousal Continuance, we will adjust the Contract Value to equal the greater of:

     1. the Contract Value and

     2. the sum of all Invested Purchase Payments (reduced by withdrawals).

IF YOU ELECTED THE GMDB FEATURE, we will adjust the Contract Value to equal the greater of:

     1. the Contract Value and

     2. the GMDB Protected Value originally elected.

After we have made the adjustment to Contract Value described in the preceding paragraphs, we will continue to compute any applicable GMDB Protected Value under the surviving spousal Owner's Contract in accordance with the "Guaranteed Minimum Death Benefit" provisions of the Contract. The attained age of the surviving spouse will be the basis used in determining the death benefit payable under the Contract.

DEATH OF THE SURVIVING SPOUSAL OWNER DURING THE ACCUMULATION PERIOD AFTER ACTIVATING SPOUSAL CONTINUANCE -- If a surviving spousal Owner dies after activating Spousal Continuance but before the Annuity Date, a death benefit will be payable, based on the applicable death benefit option elected under the Contract.

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                         ANNUITY AND SETTLEMENT OPTIONS

GENERAL: On the Annuity Date, the Adjusted Contract Value will be transferred into our General Account and applied under the Annuity or Settlement Option you have selected. The amount of each subsequent annuity payment will be equal to the initial annuity payment. If the Adjusted Contract Value is less than $2,000 or if the payment under any option selected would be less than $20 per month, we reserve the right to pay out the Adjusted Contract Value in a lump sum. We guarantee that the dollar amount of each payment, once determined, will not be affected by variations in mortality or expense experience.

SELECTION OF AN ANNUITY OR SETTLEMENT OPTION: You may select an Annuity or Settlement Option by notifying us of the selected option in Good Order. If no Annuity or Settlement Option is selected, or if the chosen Option is not received in Good Order, Option 2, Life Income Annuity Option, will automatically be applied. You may, at any time prior to the Annuity Date, by a request in Good Order 30 days in advance, select and/or change the Annuity or Settlement Option.

If an annuity option is selected, the payment amount will be calculated using the Annuity Settlement Tables shown on Pages 21 and 22. The annuity benefits at the time of their commencement will not be less than those that would be provided by the application of "an amount" to purchase any single consideration immediate annuity contract offered by the company at the time to the same class of annuitants. "An amount" is defined as the greater of the Contract Surrender Value or 95% of what the Contract Surrender Value would be if there were no Withdrawal Charge.

ANNUITY AND SETTLEMENT OPTIONS: This Contract provides for payments under one of the Annuity or Settlement Options described below. Any other Annuity or Settlement Option acceptable to us may be selected.

OPTION 1 - FIXED PERIOD ANNUITY OPTION. We will make equal payments for a period you choose, from 10 years up to 25 years. At your choice, we will make such payments annually, semi-annually, quarterly, or monthly. Table 1 shows the minimum amounts we will pay.

OPTION 2 - LIFE INCOME ANNUITY OPTION. We will make payments for as long as the Annuitant lives, with payments certain for 120 months. At your choice, we will make such payments annually, semi-annually, quarterly or monthly. Table 2 shows the minimum amounts we will pay.

OTHER ANNUITY OR SETTLEMENT OPTIONS: We may offer or consent to other settlement options, including life income annuity options with payments certain for a period of other than 120 months. Contact the representative who sold you the Contract or call the toll-free number listed on your quarterly statement for information.

ANNUITY: Unless you designate another Payee, you will be the Payee of the Annuity Payments. The Adjusted Contract Value will be applied to the applicable Annuity Table contained in this Contract based upon the Annuity Option you have selected. The amount of the first payment for each $1,000 of Adjusted Contact Value is shown in the Annuity Tables. If when Annuity Payments begin we are using tables of annuity rates for these Contracts which result in larger Annuity Payments, we will use those tables instead. Annuity Payments will depend on the age and sex of the Annuitant, where permitted

WITHDRAWAL CHARGES: Any amount used to provide income under Option 1 or under Option 2, will be applied without a Withdrawal Charge.

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

                                  BENEFICIARY

BENEFICIARY: The Beneficiary designation in effect on the Contract Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the first to die of the Owner or Joint Owner during the Accumulation Period. The Owner must be the primary Beneficiary of the Joint Owner, and the Joint Owner must be the primary Beneficiary of the Owner. Other than primary Beneficiaries, Beneficiaries must be the same for both the Owner and Joint Owner.

When a Beneficiary is designated, any relationship shown is to the Owner unless otherwise specified.

To show priority among Beneficiaries, we will label the classes, so that the class with first priority is called the primary class, the class with next priority is called the secondary class, and so on. The following statements apply to Beneficiaries unless the Contract Data pages, Contract endorsement or any change request that we have processed specifies otherwise:

       One who survives the first to die of the Owner and Joint Owner will have the right to be paid only if no one in a prior class survives the first to die of the Owner and Joint Owner.

       One who has the right to be paid will be the only one paid if no one else in the same class survives the first to die of the Owner and Joint Owner.

       Two or more in the same class who have the right to be paid in equal shares.

       If no one survives the sole Owner, we will pay in one sum to the Owner's estate.

       Where there is insufficient evidence to determine the order of death then, unless state law prohibits, we will deem the Owner to be the last survivor and make payment to the Owner's Beneficiary.

       Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as Beneficiaries. If Beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

CHANGE OF BENEFICIARY: To initiate a change of Beneficiary, call the toll-free number listed on your statement or contact the representative who sold you Contract. We will send you a change request form. We may also ask you to send us the Contract. The change of Beneficiary will take effect on the date you sign the change request form, provided such request is received in Good Order. Then, any previous Beneficiary's interest will end as of the date the change request form is signed and we receive it in Good Order, even if the Owner or Joint Owner is not living when we process the request. We will not be liable for any payment made or action taken before we record the change.

                 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANFERS

FROM THE VARIABLE INVESTMENT OPTIONS: We reserve the right to suspend or defer payments from the Variable Investment Options for a withdrawal or transfer for any period when:

     1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     2. trading on the New York Stock Exchange is restricted;

     3. an emergency exists as a result of which disposal of shares of the Variable Investment Options held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of such shares; or

     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

FROM THE INTEREST RATE INVESTMENT OPTIONS: We reserve the right to suspend or defer payments from the Interest Rate Investment Options for a withdrawal or transfer for the period permitted by law, but for not more than six months after a request in Good Order is received at the Annuity Service Center.

VFLEX-2003-NY
                                       19

                               GENERAL PROVISIONS

THE CONTRACT: The entire Contract consists of this Contract, and any attached endorsement or riders. This Contract may be changed or altered only by our President or Secretary. Any change, modification or waiver must be made in writing. This Contract may not be modified by us without your consent except as may be required by applicable law, including changes necessary to comply with IRS requirements for annuity contracts, or as set forth in this Contract.

ASSIGNMENT OF A CONTRACT: A request in Good Order specifying the terms of an assignment of a Contract must be provided to the Annuity Service Center. We are under no obligation to verify the assignment's validity or sufficiency. We will not be liable for any payment made or action taken before we record the assignment. If any Owner is living on the Annuity Date and an assignment is in effect on that date, we have the right to pay the Contract Surrender Value in one lump sum to the assignee where notice in Good Order is received. Partial assignments, collateral or otherwise, are not allowed without our approval. We reserve the right to restrict or refuse any assignment.

An assignment which results in a change of ownership will affect the value of the death benefit. Please see the "Guaranteed Minimum Death Benefits" provision for more information.

We will not be responsible for the validity or tax consequence of any assignment. Any assignment made after the death benefit has become payable will be valid only with our consent.

If the Contract is assigned, your rights may only be exercised with consent of the assignee of record.

NON-PARTICIPATING IN SURPLUS: This Contract does not share in any distribution of our profits or surplus.

INCONTESTABILITY: We will not contest this Contract. We will not contest any statement made in the application which is used as a basis for issuing this Contract. We consider all statements made in the application for this Contract to be representations, not warranties.

MISSTATEMENT OF AGE OR SEX: We may require proof of age of the Annuitant before making any life contingent Annuity Payment provided for by this Contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the true age or sex.

Once Annuity Payments have begun, any underpayments, with interest at 5% will be made up in one sum with the next Annuity Payment, and overpayments, with interest at 5%, will be deducted from the future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT: This Contract must be returned to us upon any settlement.

REPORTS: We will send you a report four times each calendar year until the Annuity Date showing your Contract Value and other relevant information about your Contract. We will also furnish an annual report of the Separate Account. These reports will be sent to your last known address.

TAXES: Any taxes, including any type of tax (or component thereof) measured by or based upon any portion of the Purchase Payment we receive, paid to any governmental entity will be charged against the Contract Value, unless a deduction was made for this tax in calculating the Invested Purchase Payment amount. We will, in our sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by us of the Purchase Payment(s); or commencement of Annuity Payments. We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL: Before we make a payment, we have the right to require proof of continued life and any other documentation we need to make a payment. We can require this proof for any person whose life or death determines whether or to whom we must make the payment.

PROTECTION OF PROCEEDS: No beneficiary may commute, encumber, alienate, or assign any payments under this Contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payments thereof.

VFLEX-2003-NY
                                       20

                               VALUES AND BENEFITS

Any cash values, paid up annuities and death benefits that may be available under this Contract are not less than the minimum benefits required by the law of any state in which this Contract is delivered.

                            ANNUITY SETTLEMENT TABLES

Tables 1 and 2 below are applied to the Adjusted Contract Value to compute the minimum amount of the annuity payment. Table 1 is used to compute the minimum annuity payment under Option 1 (Fixed Period Annuity Option). Table 2 is used to compute the minimum annuity payment under Option 2 (Life Income Annuity Option). The rates in Table 1 and 2 are applied per $1,000 of Adjusted Contract Value. We used an interest rate of 1.5% per year in preparing Table 1, and an interest rate of 3% per year in preparing Table 2. Table 2 assumes 120 payments certain.

The annuity payments in Table 2 are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age" Table. When we computed the amounts shown in Table 2, we adjusted the Annuity 2000 Mortality Table to an age last birthday basis, less two years, with projected mortality improvements (modified Scale G).

--------------------------------------------------------------------------------------------------------------
                                                  TABLE 1
--------------------------------------------------------------------------------------------------------------
Number of      Monthly      Number of      Monthly       Number of        Monthly       Number of      Monthly
  Years        Payment        Years        Payment         Years          Payment         Years        Payment
--------------------------------------------------------------------------------------------------------------
   10          $ 8.96          14          $ 6.59            18           $ 5.27           22          $  4.44
--------------------------------------------------------------------------------------------------------------
   11            8.21          15            6.20            19             5.03           23             4.28
--------------------------------------------------------------------------------------------------------------
   12            7.58          16            5.85            20             4.81           24             4.13
--------------------------------------------------------------------------------------------------------------
   13            7.05          17            5.55            21             4.62           25             3.99
--------------------------------------------------------------------------------------------------------------

In using Table 1, multiply the monthly payment by 2.996 for quarterly payments,
5.981 for semi-annual Payments, or 11.919 for annual payments

-------------------------------------------------------------------------------------------------------------
                                                   TABLE 2
-------------------------------------------------------------------------------------------------------------
Adjusted                              Adjusted                                Adjusted
   Age         Male      Female          Age          Male        Female         Age         Male      Female
-------------------------------------------------------------------------------------------------------------
   41          $3.40      $3.25          61           $4.66        $4.32         81         $7.67       $7.33
-------------------------------------------------------------------------------------------------------------
   42           3.44       3.29          62            4.76         4.41         82          7.85        7.53
-------------------------------------------------------------------------------------------------------------
   43           3.48       3.32          63            4.87         4.50         83          8.02        7.73
-------------------------------------------------------------------------------------------------------------
   44           3.53       3.35          64            4.98         4.60         84          8.18        7.93
-------------------------------------------------------------------------------------------------------------
   45           3.57       3.39          65            5.10         4.71         85          8.33        8.12
-------------------------------------------------------------------------------------------------------------
   46           3.62       3.43          66            5.23         4.82         86          8.48        8.29
-------------------------------------------------------------------------------------------------------------
   47           3.67       3.47          67            5.36         4.94         87          8.62        8.46
-------------------------------------------------------------------------------------------------------------
   48           3.72       3.51          68            5.49         5.06         88          8.75        8.61
-------------------------------------------------------------------------------------------------------------
   49           3.77       3.56          69            5.64         5.19         89          8.87        8.75
-------------------------------------------------------------------------------------------------------------
   50           3.83       3.61          70            5.78         5.33         90          8.98        8.88
-------------------------------------------------------------------------------------------------------------
   51           3.88       3.66          71            5.94         5.48         91          9.08        8.99
-------------------------------------------------------------------------------------------------------------
   52           3.95       3.71          72            6.10         5.63         92          9.16        9.09
-------------------------------------------------------------------------------------------------------------
   53           4.01       3.76          73            6.26         5.79         93          9.24        9.18
-------------------------------------------------------------------------------------------------------------
   54           4.08       3.82          74            6.43         5.96         94          9.32        9.26
-------------------------------------------------------------------------------------------------------------
   55           4.15       3.88          75            6.60         6.14         95          9.38        9.33
-------------------------------------------------------------------------------------------------------------
   56           4.22       3.94          76            6.78         6.33
-------------------------------------------------------------------------------------------------------------
   57           4.30       4.01          77            6.95         6.52
-------------------------------------------------------------------------------------------------------------
   58           4.38       4.08          78            7.13         6.71
-------------------------------------------------------------------------------------------------------------
   59           4.47       4.16          79            7.31         6.92
-------------------------------------------------------------------------------------------------------------
   60           4.56       4.24          80            7.49         7.12
-------------------------------------------------------------------------------------------------------------

VFLEX-2003-NY
                                       21

-------------------------------------------------------------------------------------------------------
                                           Translation of Adjusted Age
-------------------------------------------------------------------------------------------------------
Calendar Year in Which First                          Calendar Year in Which First
      Payment Is Due              Adjusted Age              Payment Is Due              Adjusted Age
-------------------------------------------------------------------------------------------------------
Prior to 2010                  Actual Age               2050 through 2059            Actual Age minus 5
-------------------------------------------------------------------------------------------------------
2010 through 2019              Actual Age minus 1       2060 through 2069            Actual Age minus 6
-------------------------------------------------------------------------------------------------------
2020 through 2029              Actual Age minus 2       2070 through 2079            Actual Age minus 7
-------------------------------------------------------------------------------------------------------
2030 through 2039              Actual Age minus 3       2080 through 2089            Actual Age minus 8
-------------------------------------------------------------------------------------------------------
2040 through 2049              Actual Age minus 4       2090 through 2099            Actual Age minus 9
-------------------------------------------------------------------------------------------------------

VFLEX-2003-NY
                                       22

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE ANNUITY CONTRACT. NON-PARTICIPATING. ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

VFLEX-2003-NY
                                       23